Exhibit 99.1

Immediate Release
RAVEN INDUSTRIES ANNOUNCES EXECUTIVE RETIREMENT

JANET MATTHIESEN, VICE PRESIDENT OF HUMAN RESOURCE, WILL RETIRE IN APRIL

SIOUX FALLS, S.D., August 13, 2018 - Raven Industries (NASDAQ:RAVN) announced today that Janet Matthiesen, Vice President of Human Resources, will retire in April 2019.
Throughout her time with the Company, Matthiesen led the successful integration of the company’s HRIS system and implemented several strategic enhancements related to talent management and organizational development.
“Jan has been instrumental in the transformation of Raven from a manufacturing company to a global technology leader,” said Raven President and CEO Dan Rykhus. “The advancements made under her leadership in the areas of recruitment, performance management and HR operations have positioned us well for future growth.”
Rykhus went on to say, “On behalf of the entire Raven organization, I wish Jan all the best as she enters this next chapter in her life - which will undoubtedly include more time with her grandchildren.”
Matthiesen, who has been with the Company since 2010, will be 62 at the time of her retirement. The Company expects to announce an internal successor later this year.
About Raven Industries, Inc.
Raven Industries (NASDAQ: RAVN) is dedicated to providing innovative, high-value products and solutions that solve great challenges throughout the world. Raven is a leader in precision agriculture, high-performance specialty films, and lighter-than-air technologies. Since 1956, Raven has designed, produced, and delivered exceptional solutions, earning the company a reputation for innovation, product quality, high performance, and unmatched service. For more information, visit http://ravenind.com.
Contact Information

Margaret Carmody, Director of Communications
Raven Industries, Inc.
1 (605) 336-2750

Source: Raven Industries
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